Manchester, Inc. Names Chief Financial Officer

DALLAS, March 14 /PRNewswire-FirstCall/ -- Manchester, Inc. (OTC BB: MNCS) ('Manchester') today announced that it has named Lawrence Taylor (60) as its chief financial officer. Taylor will be responsible for all aspects of Manchester's financial reporting and treasury and involved in strategic planning and business management functions.

Mr. Taylor brings with him more than 13 years' experience in the transit industry, as well as extensive knowledge and experience in auditing, mergers and acquisitions, in both public and private company financial reporting and analysis, and financial information technology systems. Prior to joining Manchester, he served as Vice President and CFO for Digital Recorders, Inc., a NASDAQ-listed company serving the mass transit industry in the U.S., Europe, South America and Australia, where he was responsible for negotiating significant revolving credit lines in Sweden and the U.S. to fund acquisitions and working capital.

From 1995 to 1997, Mr. Taylor was Senior Vice President and CFO for Precept Business Products, Inc. a privately held holding company and former subsidiary of Affiliated Computer Services, Inc. During his tenure at Affiliated, Mr. Taylor successfully negotiated significant revolving credit lines with major Dallas banks to increase working capital, facilitate supplier discounts and provide cash for acquisitions. Prior to this, he was the Vice President and Group Controller for Mark IV Industries, Inc. Transportation Products Group from 1990 to 1994. Mr. Taylor was a key figure in establishing the growth platform that enabled sales to increase from $100 million to over $200 million, designing and implementing personal computer based communications and reporting systems for all European and North American divisions, including foreign currency translations that expedited period closing and consolidations.

Mr. Taylor received his bachelor's degree in accounting from Wayne State University in Detroit, MI. He is a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and both the Texas and National branches of Financial Executives International.

About Manchester, Inc.

Manchester, headquartered in Dallas, Texas, is seeking to create the preeminent company in the 'Buy-Here/Pay Here' auto business. Buy-Here/Pay- Here dealerships sell and finance used cars to individuals with limited credit histories or past credit problems. Manchester intends to sell acquired and newly generated receivable portfolios through a securitization process. On October 4, 2006, Manchester acquired Nice Cars, Inc. and Nice Cars Acceptance Corp. Nice Cars, Inc., headquartered in Ft. Olgethorpe, Georgia, operates six automotive sales lots that focus exclusively on the Buy-Here/Pay-Here segment of the used car market. Buy- Here/Pay-Here dealerships sell and finance used cars to individuals with limited credit histories or past credit problems. Nice Cars Acceptance is a financial services affiliate of Nice Cars, Inc. that purchases the retail sales contracts of Nice Cars, Inc. and assumes all rights and responsibilities with respect to sales contracts with varying terms, generally ranging from 24-48 months.

On December 29, 2006 Manchester acquired F.S. English, Inc. (now operating as Freedom Auto Sales) and GNAC, Inc. (now operating as Freedom Auto Acceptance), headquartered in Indianapolis, Indiana. Freedom Auto Sales operates three automotive sales lots that focus exclusively on the Buy- Here/Pay-Here segment of the used car market.

This press release contains 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester's SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester's SEC filings.

SOURCE Manchester, Inc.

Source: PR Newswire (March 14, 2007 - 4:07 PM EDT)

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